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                                  EXHIBIT 5(b)

                            OPINION OF BROWN & WOOD




                                                            April 26, 1996



Central Louisiana Electric Company, Inc.
2030 Donahue Ferry Road
Pineville, Louisiana  71360


Gentlemen:

         We have acted as special counsel as to the law of the State of New York in connection with the filing by Central Louisiana Electric Company, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") relating to $200,000,000 aggregate principal amount of its Medium-Term Notes (the "Notes"). The Notes are to be issued as a series pursuant to the Indenture dated as of October 1, 1988 between the Company and The Bank of New York (successor to Bankers Trust Company), as trustee, as amended to the date hereof (the "Indenture").

         We have examined such documents and records and made such investigation as we deemed appropriate or necessary, including examining the Registration Statement and the Indenture.

         Based upon the foregoing, we are of the opinion that when the following have occurred:

         a. the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, with respect to the Notes;

         b. the Louisiana Public Service Commission has issued any necessary orders approving the issuance and sale of the Notes;

         c. appropriate corporate action has been taken to authorize the Company to fix the terms of one or more issues of Notes; and

         d. the Notes with terms so fixed shall have been duly authenticated or countersigned by the trustee and duly
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                 issued under such Indenture in accordance with such corporate action;

such Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that enforcement of the Notes may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.


         This opinion is confined to and is given on the basis of the laws of the State of New York as they exist at the date hereof. In giving this opinion, we have, with your permission, relied as to matters of Louisiana law upon the opinion of Gordon, Arata, McCollam & Duplantis, L.L.P. Gordon, Arata, McCollam & Duplantis, L.L.P. may rely on this opinion as if it were addressed to them.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                               Very truly yours,

                               /s/ Brown & Wood